FOR IMMEDIATE RELEASE
Contact Info:
Lori Barker
Sr. Director of Investor Relations
SYNNEX Corporation
(510) 668-3715
lorib@synnex.com

SYNNEX CORPORATION EXPANDS BOARD OF DIRECTORS
Hau Lee, Thomas Wurster and Dennis Polk Appointed
FREMONT, CA – February 22, 2012 – SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today the appointment of Hau Lee, Thomas Wurster and Dennis Polk to the Company’s Board of Directors.
The appointment adds two new Independent Directors and a key Company executive to the SYNNEX Board, bringing the total number of Independent Directors to eight and the total Board membership to eleven. In addition to joining the SYNNEX Board, Mr. Lee has been appointed to the Company’s Audit Committee and Mr. Wurster has been appointed to the Company’s Compensation Committee.
“I’m very pleased with the SYNNEX Nominating and Corporate Governance Committee for bringing forth three such qualified Directors. Each new Director has complementary backgrounds and experience. Messrs. Lee, Wurster and Polk bring high caliber experience as well as deep knowledge across multiple disciplines to our Board, and we believe they can provide significant contributions to our shared vision for SYNNEX,” noted Dwight Steffensen, Chairman of the SYNNEX Corporation Board of Directors. “Their combined business, operational and financial experience as well as their global exposure with public companies should prove valuable to our strategy to continue to expand our global presence.”
Mr. Lee is the Thoma Professor of Operations, Information and Technology at the Graduate School of Business at Stanford University. He is the founding and current Director of the Stanford Global Supply Chain Management Forum, an industry-academic consortium to advance the theory and practice of global supply chain management and is also the Director of the Stanford Institute for Innovations in Developing Economies, a new institute created to use entrepreneurship and innovations to alleviate poverty. Mr. Lee was elected to the National Academy of Engineering of the U.S.; Fellow of Manufacturing and Service Operations Management; Production and Operations Management Society; and Institute for Operations Research and the Management Sciences. He is a co-founder of DemandTec, Inc.
“Hau Lee specializes in supply chain management and his expertise will be invaluable as we grow our global footprint, not only in our distribution business, but also in our global business services business. We look forward to his contributions as a member of the SYNNEX Board of Directors,” said Duane Zitzner, Chairman of the SYNNEX Corporation Nominating and Corporate Governance Committee.
Mr. Lee received his Bachelor of Social Science degree in Economics and Statistics from the University of Hong Kong, his Master of Science degree in Operational Research from the London School of Economics, and his Master of Science and Doctor of Philosophy degrees in Operations Research from the Wharton School of the University of Pennsylvania.

Mr. Wurster is a Senior Partner and Managing Director with The Boston Consulting Group (BCG), a leading global management consulting firm, where he leads the West Coast. In addition, he serves as a member of BCG's Senior Officer Selection Committee, Officer Development Committee, and Americas Management Team. In the past, he has led both the Los Angeles and San Francisco offices of BCG. Mr. Wurster joined BCG in 1978 and was elected Vice President and Director in 1985. Mr. Wurster is also Adjunct Professor of Strategy and Organization at the Yale School of Management. He has more than thirty years of experience consulting to leading companies with a specialization in technology and media. Mr. Wurster is co-author of the book Blown to Bits (1999) on how digital technologies change business strategy.
“Mr. Wurster is a strategic thinker and proven leader. His thirty plus years of technology and media consulting will bring a fresh perspective as our corporate strategy and goals continue to evolve. We look forward to his contributions as a member of the SYNNEX Board of Directors,” noted Mr. Zitzner.
Mr. Wurster received a Bachelor of Arts degree in Economics and Mathematics from Cornell University with distinction and was elected to Phi Beta Kappa. He received his Master of Business Administration degree with honors from the University of Chicago and received his Doctor of Philosophy degree in economics from Yale University.
Mr. Polk originally joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer. Mr. Polk serves on the Board of Directors of Terreno Realty Corporation. Before joining SYNNEX, Mr. Polk was Vice President of Finance at DoveBid Inc., a capital asset disposition services firm. Prior to Dovebid, he served at Savoir Technology Group, Inc., a computer systems distributor and contract manufacturer, where he was the Senior Vice President and Chief Financial Officer and at Grant Thornton LLP, where he was an Audit Manager.
“As an integral member of the executive management team, Mr. Polk’s leadership and contributions have continuously proven to be strategic at the overall Company level and on day to day operations. We’re proud to promote Mr. Polk and formalize his membership onto the SYNNEX Board of Directors,” said Kevin Murai, President and Chief Executive Officer of SYNNEX Corporation.
A graduate of Santa Clara University, Mr. Polk received his Bachelor's Degree in Accounting and is a Certified Public Accountant (inactive).
About SYNNEX
SYNNEX Corporation (NYSE: SNX), a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 10,000 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward-looking, such as anticipated contributions to the Company and the Board of Directors, involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

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